EXHIBIT 99.1

NEWS RELEASE

Rambus Announces Changes to its Board of Directors

Eric Stang to serve as Chairman

SUNNYVALE, Calif. – March 11, 2013 – Rambus Inc. (NASDAQ: RMBS), the innovative technology solutions company that brings invention to market, today announced changes to its Board of Directors, including the appointment of Mr. Eric Stang as chairman, effective immediately. The company also announced a reduction in the size of the Board, effective on April 25, 2013, the day of the upcoming annual meeting of shareholders.

Retiring from the Rambus Board of Directors are Dr. Sunlin Chou, Mr. Harold Hughes, and Mr. Abraham Sofaer.  Rambus co-founder, Dr. P. Michael Farmwald, will transition from active board member to the position of emeritus advisor to the Board. In addition to Mr. Eric Stang, Mr. J. Thomas Bentley, Ms. Penelope Herscher, Mr. Charles Kissner, Mr. David Shrigley, and Dr. Ronald Black will continue to serve on the Rambus Board.

"As Rambus continues to evolve under the leadership of Dr. Black, these changes align with the company’s strategy of rapidly bringing invention to market and focusing on delivering shareholder value,” said Eric Stang. "We thank Sunlin Chou, Harold Hughes, and Abe Sofaer for their many years of service and guidance in helping to position Rambus as an innovative technology company. We would also like to thank Tom Bentley for his service as Chairman during the CEO transition period.”

Mr. Stang has served on the Rambus Board of Directors since 2008. He currently serves as president and chief executive officer of Ooma, Inc., a provider of broadband telephony products. Mr. Stang also serves on the boards of Solta Medical and two private companies.

About Rambus Inc.
Rambus is the innovative technology solutions company that brings invention to market. Unleashing the intellectual power of our world-class engineers and scientists in a collaborative and synergistic way, Rambus invents, licenses and develops solutions that challenge and enable our customers to create the future. While best known for creating unsurpassed semiconductor memory architectures, Rambus is also developing world-changing products and services in security, advanced LED lighting and displays, and immersive mobile media.

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